Exhibit 99.1

THE BOARD OF DIRECTORS

OF

ROI LAND INVESTMENTS LTD.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 4th day of May, 2015;

The Board of Directors which was present for this meeting & took active part therein was:

SEBASTIEN CLICHE

SAMI B. CHAOUCH

ROBERT BOISJOLI

WHEREAS there has been presented to and considered by this meeting a Motion to appoint SAMI B. CHAOUCH as CHAIRMAN of the BOARD of DIRECTORS

NOW THEREFORE BE IT RESOLVED that the majority of Directors having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have unanimously decided and RESOLVED that:

From this day forth, SAMI B. CHAOUCH shall be our Chairman.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: 4th May, 2015

/s/ SEBASTIEN CLICHE

SEBASTIEN CLICHE, Director

/s/ SAMI B. CHAOUCH

SAMI B. CHAOUCH, Director

/s/ ROBERT BOISJOLI

ROBERT BOISJOLI, Director